Filed Pursuant to Rule 433

Registration Statement No. 333-282710

THE BANK OF NEW YORK MELLON CORPORATION

$300,000,000 FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

January 14, 2026

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: AA3 (STABLE) / A (STABLE) / AA- (STABLE) / AA (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: JANUARY 22, 2030

TRADE DATE: JANUARY 14, 2026

SETTLEMENT DATE: JANUARY 22, 2026 (T+5)**

INTEREST RATE: COMPOUNDED SOFR, AS DETERMINED IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, PLUS THE SPREAD. IN NO EVENT WILL THE INTEREST RATE FOR ANY INTEREST PERIOD, AS DEFINED IN THE PROSPECTUS SUPPLEMENT, BE LESS THAN THE MINIMUM INTEREST RATE.

BASE RATE OR BENCHMARK: COMPOUNDED SOFR

SPREAD: +63 BASIS POINTS

MINIMUM INTEREST RATE: 0%

INTEREST PAYMENT DATES: INTEREST PAYS QUARTERLY ON THE TWENTY-SECOND OF JANUARY, APRIL, JULY AND OCTOBER OF EACH YEAR, COMMENCING ON APRIL 22, 2026, AND ENDING ON THE EARLIER OF THE MATURITY DATE OR A REDEMPTION DATE, AS APPLICABLE

DAY COUNT CONVENTION: ACTUAL/360

BUSINESS DAY CONVENTION: MODIFIED FOLLOWING, ADJUSTED. IF ANY INTEREST PAYMENT DATE FALLS ON A DAY THAT IS NOT A BUSINESS DAY (OTHER THAN AN INTEREST PAYMENT DATE THAT IS ALSO THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE), SUCH INTEREST PAYMENT DATE WILL BE POSTPONED TO THE FOLLOWING BUSINESS DAY, EXCEPT THAT, IF THE NEXT BUSINESS DAY WOULD FALL IN THE NEXT CALENDAR MONTH, THE INTEREST PAYMENT DATE WILL BE THE IMMEDIATELY PRECEDING BUSINESS DAY. IF THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE, FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF PRINCIPAL AND INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE FROM AND AFTER THE MATURITY DATE OR REDEMPTION DATE, AS APPLICABLE.

REDEMPTION COMMENCEMENT DATE: DECEMBER 21, 2029

OPTIONAL REDEMPTION DATE: JANUARY 22, 2029

REDEMPTION PRICE: 100% OF THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE (I) IN WHOLE, BUT NOT IN PART, ON THE OPTIONAL REDEMPTION DATE, OR (II) IN WHOLE OR IN PART ON OR AFTER THE REDEMPTION COMMENCEMENT DATE, IN EACH CASE AT THE OPTION OF THE ISSUER AND AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 5 AND NOT MORE THAN 30 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDERS OF THE NOTES.

PRINCIPAL AMOUNT: $300,000,000

PRICE TO PUBLIC: 100.000% OF PRINCIPAL AMOUNT PLUS ACCRUED INTEREST, IF ANY, FROM JANUARY 22, 2026

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $299,550,000

DENOMINATIONS: $2,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RCK1 / US06406RCK14

BOOKRUNNERS:	CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
MORGAN STANLEY & CO. LLC
LOOP CAPITAL MARKETS LLC
BNY MELLON CAPITAL MARKETS, LLC
CO-MANAGERS***:	BMO CAPITAL MARKETS CORP.
ING FINANCIAL MARKETS LLC
INTESA SANPAOLO IMI SECURITIES CORP.
OVERSEA-CHINESE BANKING CORPORATION LIMITED
AMERIVET SECURITIES, INC.
GREAT PACIFIC SECURITIES
MISCHLER FINANCIAL GROUP, INC.
STERN BROTHERS & CO.
TIGRESS FINANCIAL PARTNERS, LLC
AMERICAN VETERANS GROUP, PBC
ZEUS FINANCIAL LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including the accompanying prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649, Loop Capital Markets LLC at 1-312-913-4900 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Bookrunners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in one business day, referred to as T+1, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+1 basis, investors who wish to trade the notes prior to one day before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

***

To the extent any Co-Manager that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the notes constituting part of its allotment solely outside the United States.